EXHIBIT 99.4(a)(b)(f)

ENDORSEMENT APPLICABLE TO SECTION 6.03, "MANNER OF PAYMENT"

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate.

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate. This Endorsement is part of your Contract and the same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

The following replaces SECTION 6.03 MANNER OF PAYMENT:

SECTION 6.03  MANNER OF PAYMENT

The Death Benefit will be paid to the Beneficiary in a single sum unless you elect a different form of Death Benefit payout (such as a life annuity) and provided that we offer such at the time the Death Benefit is payable. The Beneficiary will have no right to change the election; however, (i) we will apply a predetermined Death Benefit annuity payout election only if payment of the Death Benefit begins within one year following the date of death; (ii) we will not apply a predetermined Death Benefit payout election if doing so would violate any Federal income tax rules or guidelines or any other applicable law. Subject to the foregoing, a Beneficiary who becomes a successor owner or who continues the Contract under a Beneficiary Continuation Option, if available, will not have the right to change your election.

/s/ Signature                            /s/ Signature]
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Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel





2007PREDB